UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 12, 2011
IMPERIAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Florida	001-35064	30-0663473
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

701 Park of Commerce Boulevard, Suite 301 Boca Raton, Florida	33487
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number including area code: (561) 995-4200
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On April 12, 2011, Washington Square Financial, LLC (“WSF”), a wholly-owned subsidiary of Imperial Holdings, Inc. (the “Company”), entered into a purchase agreement to sell up to $40.0 million of structured settlement receivables to a wholly-owned special purpose entity of WSF (the “SPE”). Pursuant to a trust agreement, dated April 12, 2011, by and among the SPE and Wilmington Trust Company, as trustee, the SPE will sell the life contingent structured settlement receivables sold to it under the purchase agreement into a statutory trust (the “Trust”) that will issue a Class A Note and a residual interest certificate to an affiliate of Beacon Trust Company (the “Noteholder”) and the SPE, respectively. The Noteholder has agreed, subject to certain customary funding conditions, to advance up to $40.0 million under its Class A Note, which will entitle the Noteholder to, among other things, the first 17 years of payments under the life contingent structured settlement receivables, from the date such receivables are sold into the trust. Each of the SPE and the Noteholder has committed to purchase the receivables and make advances under the Class A Note, respectively, for one year absent the occurrence of certain events of default. The receivables to be purchased under the purchase agreement and sold into the Trust will be subject to customary eligibility criteria and certain concentration limits.
     The foregoing summary does not purport to be complete and is qualified in its entirety by the purchase agreement and trust agreement, which will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2011.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
April 14, 2011

IMPERIAL HOLDINGS, INC.
(Registrant)

By:	/s/ Andrew Hillman
Andrew Hillman
General Counsel and Secretary

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